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                                                                 Exhibit 23(k)

                             ACCOUNTANTS' CONSENT

The Board of Directors
Liberty Bancshares, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of Union Planters Corporation of our report dated January 25, 1993, relating to the consolidated balance sheets of Liberty Bancshares, Inc. and subsidiary as of December 31, 1992 and 1991, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1992, which report appears in the Current Report on Form 8-K dated January 10, 1994, of Union Planters Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Peat Marwick

Nashville, Tennessee
January 12, 1994